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EXHIBIT 10.8

                            First Amendment to the
                             Employment Agreement
                                By and Between
           United Payors & United Providers, Inc., Thomas L. Blair,
               Chairman of the Board and Chief Executive Officer
       of United Payors and United Providers, Inc., and Edward S. Civera
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This First Amendment to the Employment Agreement, dated as of January 29, 1999, by and between United Payors & United Providers, Inc., a Delaware Corporation ("UP&UP" or the "Company"), Thomas L. Blair, Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") of UP&UP ("Blair") and Edward S. Civera
(the "Employee").

The Employee, the Chairman and Chief Executive Officer, and UP&UP desire to amend certain provisions of the Agreement dated January 31, 1997. The amendments to the Agreement are identified by paragraph number in this Amendment and all other provisions of the Agreement dated January 31, 1997 are in effect.

For and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto covenant and agree as follows:


  1. The Employee will serve as the President and Chief Operating Officer (or Chief Executive Officer if applicable) of UP&UP and will report to the Chairman of UP&UP. The Employee will be responsible for all the operations of UP&UP currently owned or subsequently acquired. These operations consist of Finance, Marketing, Information Technology, Legal, Operating Units and Networks.

  2. The Employee currently serves as a member of the Board of Directors of UP&UP and Blair will vote the shares of common stock he controls for the election of the Employee to the Board of UP&UP for subsequent terms.

  3. The Employee is currently the President and Chief Operating Officer of UP&UP and if the Employee is promoted to Chief Executive Officer of UP&UP, the provisions of this Agreement will reflect the Employee's position as a Chief Executive Officer and Chief Operating Officer.

  4. The term of the Employee's employment under the Agreement (the "Term") shall be for a five-year period commencing on April 1, 1999 and extending to March 31, 2004.


  5. The provisions of Paragraph 6 in the original Agreement are still in effect and such Incentive and Bonus Payment will operate in the same manner as provided in Paragraph 5 with respect to Salary.


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8.    Paragraph 8 of the Agreement is amended to give the Employee the option of having certain amounts of the Advance Benefit Payment contributed to a Rabbi Trust. The Employee will direct the investment of the Advance Benefit Payment included in the Rabbi Trust. Advance Benefit Payments made to the Employee may be accelerated to December 31 of each year in order to coincide with UP&UP's tax treatment for federal income tax purposes. The Employee will earn interest at the rate of 6% per annum for Advance Benefit Payments not made to the Employee. The amount of the Advance Benefit Payments that the Employee will forfeit if he voluntarily leaves the employment of UP&UP is based upon the following revised vesting schedule:



                                 4/1/97    80%
                                 4/1/98    60%
                                 4/1/99    40%
                                 4/1/00    20%
                                 4/1/01     0%



      All other provisions of Paragraph 8 in the original Agreement are in effect, including the monthly Pro-Rated concept with the aforementioned revised vesting schedule.


10. The exercise prices referred to in Paragraph 10 of the original Agreement are sub-paragraph (a) $4.00; sub-paragraph (b) $8.00; and sub-paragraph
      (c) $12.00 reflecting a 3 for 2 stock split of the UP&UP common stock.


12. The Options to purchase 750,000 shares (reflecting a 3 for 2 stock split of the UP&UP common stock), at the exercise prices described in sub-paragraph (b ) and (c) of Paragraph 10 of the original Agreement (the Option Plan Shares) are vested as of December 31, 1997. The options to purchase 375,000 shares (reflecting a 3 for 2 stock split of the UP&UP common stock), at the exercise price described in sub-paragraph (a) of Paragraph 10 of the original Agreement (the Option Plan Shares) will vest ratably over an 8 year period at 12.5% per year with each 12.5% vesting on the first day of each quarterly period commencing April 1, 1997. All other provisions of Paragraph 12 in the original Agreement are in effect.


21.   Paragraph 21 in the original Agreement is eliminated.


NEW PARAGRAPH REFERENCE

28. In the event of the death of the Employee, the Employee's beneficiaries will enjoy the benefits of the Agreement, including the ability to exercise the Option Plan Shares.


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NEW PARAGRAPH REFERENCE

29. For purposes of defining a "change in control of the Company", the Employee recognizes that the consummation of a transaction involving the transfer of 4,500,000 shares of UP&UP common stock into a Delaware Divestment Trust resulting in the beneficial ownership of such shares by Thomas L. Blair will not result in a "change in control of the Company". Further, the Employee recognizes that the Capital Z transaction with selling shareholders including the purchase of 1,750,000 shares of UP&UP common stock and the option to purchase 2,250,000 shares of UP&UP common stock does not constitute a "change in control of the Company". The provisions of Paragraph 20 in the original Agreement are not modified in any way by this waiver. Specifically, future transactions involving Capital Z's common stock ownership position in UP&UP or sales of UP&UP common stock from the Independent Divestment Trust will be subject to the provisions of Paragraph 20 of the original Agreement.



 IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be duly executed as of the day and year first above written.


          /s/ Edward S. Civera                    /s/ Thomas L. Blair
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            Edward S. Civera                        Thomas L. Blair
      President and COO of UP&UP           Chairman and CEO of UP&UP and as an
                                             Individual Stockholder of UP&UP